                                           Rule 424(b)(3)
                                           File No. 33-62479


Pricing Supplement No. 16                  Dated: September 27, 1996
(To Prospectus dated October 6, 1995
Prospectus Supplement dated October 17, 1995)



U.S.$2,500,000,000
HELLER FINANCIAL, INC.
MEDIUM-TERM NOTES, SERIES G

(REGISTERED NOTES - FLOATING RATE)
DUE FROM NINE MONTHS TO THIRTY YEARS FROM DATE OF ISSUE

Principal Amount: $50,000,000                     Issue Price: 100 %

Original Issue Date: October 1, 1996       Stated Maturity Date: October 1, 1997

Form: [X] Book-Entry  [ ] Certificated

Depositary: Depository Trust Company

Specified Currency: U.S. Dollars
     (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency: [ ] Yes [ ] No
     (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
     (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate: [ ] Commercial Paper Rate [ ] LIBOR [ ] Treasury Rate
                 [ ] Federal Funds Rate [X] Prime Rate [ ] Other: Fixed

Interest Reset Period: Daily

Interest Payment Period: Quarterly

Interest Reset Dates: (If other than as specified in the Prospectus Supplement):
Each Business Day, up to but excluding the Stated Maturity Date, provided that there will be a Two Business Day cutoff prior to each Interest Payment Date.


Interest Payment Dates: (If other than as specified in the Prospectus Supplement): The 1st day of January, April, July and October, beginning January 2, 1997, up to and including the Stated Maturity Date.

                                           Rule 424(b)(3)
                                           File No. 33-62479


Pricing Supplement No. 16                  Dated: September 27, 1996
(To Prospectus dated October 6, 1995
Prospectus Supplement dated October 17, 1995)


Interest Determination Date(s): Daily, With One Day Delay

Initial Interest Rate: To be determined

Index Maturity:Daily

Day Count Convention: Act/360

Maximum Interest Rate: N/A                 Minimum Interest Rate: N/A

Spread (+/-): -2.79%                       Spread Multiplier: N/A

Optional Redemption: [ ] Yes [X] No
       Initial Redemption Date:
       The Redemption Price shall initially be % of the principal amount of the Note to be redeemed and shall decline at each anniversary of the Initial Redemption Date by % of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount.

Optional Repayment: [ ] Yes [X] No
       Optional Repayment Dates:
       Optional Repayment Prices:

Repayment Provisions:
       (If other than as specified in the Prospectus Supplement)

Discount Note: [ ] Yes [X] No
       Total Amount of OID:
       Yield to Maturity:
       Initial Accrual Period OID:
Calculation Agent: Heller Financial, Inc.
Exchange Rate Agent: N/A
Recognized Foreign Exchange Dealers: N/A
Discount or Commission: 0%.

Other Provisions:  a)  AMOUNT ISSUED TO DATE, PRIOR TO PRICING SUPPLEMENT
                       NO. 16 UNDER MTN-SERIES G PROGRAM: $410,800,000.00
                   b)  CUSIP #42333HFZ0

Agent: Goldman, Sachs & Co.
       85 Broad Street
       27th Floor
       New York, New York 10004